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                                                                    EXHIBIT 10.3

                               CheMatch.com, Inc.
                              2900 North Loop West
                                Houston, TX 77092

                                February 8, 2000

CheMatch.com Management Group
c/o CheMatch.com, Inc.
2900 North Loop West
Houston, TX 77092

                  Re: Amendment and Restatement of Management Incentive
                      Agreement

Ladies and Gentlemen:

         Reference is made to the arrangement (sometimes referred to as the "Management Incentive Agreement") contained in that certain letter agreement dated June 21, 1999 between PetroChemNet Holdings, Inc. (now known as CheMatch.com, Inc., and referred to herein as the "Company") and certain management members, as amended by that certain letter agreement dated October 26, 1999 which provides for certain incentives to certain management members and other key employees of the Company upon certain events. This letter agreement will supersede, amend, and restate the Management Incentive Agreement, which shall be and read as follows:

         In order to promote the growth of the Company and increase the Company's value and return on investment for its stockholders, the Company has agreed to provide certain incentives to Carl McCutcheon, John Bohn, Karen Morgan and Larry McAfee (the "Management Group" or "you") as well as certain other key employees of the Company (who shall be determined pursuant to the procedures set forth below and who shall be known herein as the "Key Employees") in the event the Company has a "fundamental change" (as defined below). This letter agreement confirms our understanding with respect to this arrangement (and shall be known as the "Management Incentive Agreement").

         1. In the event the Company has a "fundamental change," the Company shall be obligated to pay the Management Group and Key Employees (subject to the terms hereof) an aggregate bonus amount (the "Incentive Payment") equal to the following percentage of Proceeds (as defined below), which in no event shall exceed a maximum of $15,000,000 in the aggregate, at the times specified below:

         Date "Fundamental Change" Occurs      Percentage of Proceeds Payable
         --------------------------------      ------------------------------
         June 21, 1999 to June 21, 2000        Two percent (2%)

         June 22, 2000 to September 21, 2000   One and one-half percent (1 1/2%)


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         September 22, 2000 to December 21, 2000   One percent (1%)

         December 22, 2000 to March 21, 2001       Three-quarters percent (3/4%)

         March 21, 2001 to June 21, 2001           One-half percent (1/2%)


         The Incentive Payment shall be payable upon the occurrence of the first "fundamental change," except that any portion of the Incentive Payment that is attributable to escrow payments or future contingent payments shall be payable if, and at such time or times as, that portion of the consideration is received by the Company or its securityholders. For purposes of a Public Offering (as defined below), the "fundamental change" shall be deemed to have occurred on the date the Company's registration statement becomes effective, but the Incentive Payment shall not be payable until ninety (90) days thereafter. For the purposes of a Sale (as defined below), the "fundamental change" date shall be the date of the closing of the Sale transaction.

         In the event that all or any portion of the consideration received by the Company upon a "fundamental change" is non-cash, the Incentive Payment shall be made in such non-cash form, wholly or pro rata, as applicable, based upon a good faith valuation made by the Board of Directors (which, in the case of publicly-traded securities, shall take into consideration the most recent closing prices from trades of such securities). Subject to the foregoing and upon written notice to the Company, each of you and each Key Employee shall have the option to receive all or such portion as you (or the Key Employee to be paid) of the Incentive Payment in the form of stock of the Company, in lieu of cash, which such stock shall have a fair market value when received equal to the amount of cash in lieu of which it is received (such fair market value to be determined in good faith by the Board of Directors or the Compensation Committee thereof).

         The Incentive Payment made hereunder shall be in addition to any other payment that the individual members of the Management Group receive under their written employment agreements with the Company or with respect to their ownership (immediately prior to the transaction) of stock of the Company (due to the exercise of stock options or otherwise) in connection with any "fundamental change" of the Company. When used herein, the term "fundamental change" shall mean either (i) the sale or transfer, in one or more related transactions, of
(A) equity securities (including, but not limited to, shares of preferred stock) representing in excess of 50% of the voting power (on an as-converted basis) of the capital stock of the Company or (B) all or substantially all of the assets of the Company, and in both cases based on a valuation of the Company of at least Two Hundred Million Dollars ($200,000,000) (a "Sale"), or (ii) a public offering (a "Public Offering") of any of the Company's securities pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, in which (A) the aggregate net proceeds from such offering to the Company are at least Twenty Five Million Dollars ($25,000,000) and (B) the price paid by the public for each such security shall be at least $9.87 per common share (as adjusted for splits, etc.). In the case of a Public Offering, the Proceeds shall be calculated based on the average daily closing price of the Company's Common Stock for the 90-day period immediately following the effectiveness of the Public Offering.




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         2. You hereby acknowledge that the aggregate Incentive Payment is to be allocated and paid to each of you in the following percentages:

                       John Bohn                 20%
                       Karen Morgan              20%
                       Carl McCutcheon           20%
                       Larry McAfee              15%

John Bohn, Karen Morgan and Carl McCutcheon shall be entitled to their portion of the Incentive Payment, notwithstanding any termination of employment or other relationship with the Company. If the Company terminates Larry McAfee without Cause prior to a "fundamental change," he shall remain entitled to his portion of the Incentive Payment. However, if Larry McAfee is terminated for Cause or voluntarily leaves the employment of the Company prior to a "fundamental change", he shall not be entitled to receive his portion of the Incentive Payment, and his portion of the Incentive Payment shall be allocated to the Key Employees. "Cause" shall be defined as set forth in the Incentive Stock Option and Stock Repurchase Agreement of Larry McAfee.

         The remaining 25% of the Incentive Payment shall be paid to the Key Employees. The Key Employees and the amounts to be paid to each Key Employee shall be determined by a management committee to be composed of Carl McCutcheon and Larry McAfee on or before the time when such proceeds are payable. If the employment with the Company of either Carl McCutcheon or Larry McAfee terminates prior to such determination, the Compensation Committee of the Board shall have the discretion to select a replacement member or members of such committee.

         3. Options for the purchase of common stock of the Company shall be granted, as set forth below:

         NAME                           NUMBER OF OPTIONS         EXERCISE PRICE
         ----                           -----------------         --------------
Carl McCutcheon                              168,000                  $27.28
John Bohn                                    168,000                  $27.28
Karen Morgan                                 168,000                  $27.28
Larry McAfee                                 126,000                  $27.28
Other Employees                              210,000                  $27.28
        Total                                840,000

Such options shall be vested immediately, and shall expire after the expiration of five (5) years from the date hereof. One-half of such options shall be exercisable only after the expiration of one year from the date of grant, and the remaining one-half shall be exercisable after two years from the date of grant. Such options shall otherwise be issued under the terms and conditions of the Company's 1999 Stock Plan with the exception that such options shall not terminate if such person's employment or other relationship with the Company terminates.



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         4. None of the above provisions shall be deemed to limit or in any other way affect the right or benefits to which you or the Key Employees may be entitled pursuant to a "fundamental change," due to equity ownership or otherwise. To the extent deemed necessary by legal counsel to the Company, the Board of Directors will take all actions and make appropriate recommendations to the Company's stockholders, including the recommendation that this letter agreement be approved by at least seventy-five percent of the stockholders, so that the so-called "golden parachute" provisions of the Internal Revenue Code ("Code") Section 280G do not apply to the Company and the provisions of Code
Section 4999 do not apply to the Management Group or to any Key Employee.

         5. Except as otherwise provided herein, the provisions of this letter agreement shall terminate and be of no further force or effect upon the occurrence of the first "fundamental change" and payment of the Incentive Payment or if a "fundamental change" does not occur on or before June 21, 2001 (the "Termination Date"); provided, however, that the term hereof may be extended by the Board of Directors for a single additional three-month period in the event that the Company or its shareholders are actively engaged in bona-fide negotiations with respect to a "fundamental change" on the date which should, absent such extension, have been Termination Date.

         6. As used herein, the term "Proceeds" shall mean the aggregate value of the (i) proceeds paid or payable, in the case of Sale, to the holders of the Company's equity securities in any transaction resulting in a "fundamental change" after payment (or assumption by the acquirer) of all outstanding obligations of the Company (to the extent such need to be discharged at the time of, or remain the obligation of, the Company or its shareholders following the "fundamental change"), including but not limited to all promissory notes, lines of credit, investment banking fees, any severance payments to officers, employees, and independent consultants, or (ii) in the case of a Public Offering, the average daily closing price of the Company's Common Stock for the 90-day period immediately following the effectiveness of the Public Offering multiplied by the number of shares of the Company's Common Stock outstanding, on a fully diluted basis, on the 90th day immediately following the effectiveness of the Public Offering.

         This is a binding agreement among the parties and supersedes all other agreements and understandings between the parties (excluding any employment agreements and stock option agreements) relating to payments to you in the event of a "fundamental change."



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         Please indicate your acceptance of the foregoing by signing and returning one copy of the undersigned.

                                              CHEMATCH.COM, INC.


                                              By: /s/ CARL D. MCCUTCHEON
                                                 -------------------------------
                                              Name: Carl D. McCutcheon
                                                   -----------------------------
                                              Title: Chairman, President and
                                                     Chief Executive Officer
                                                    ----------------------------

MANAGEMENT GROUP

Agreed and Accepted:

/s/ JOHN BOHN
---------------------------------
John Bohn

/s/ KAREN MORGAN
---------------------------------
Karen Morgan

/s/ CARL D. MCCUTCHEON
---------------------------------
Carl D. McCutcheon

/s/ LARRY MCAFEE
---------------------------------
Larry McAfee



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